Exhibit 99.1

Contacts:	Valerie Moens (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 Results

•	Net revenues declined 3.7% driven by currency; Organic Net Revenue[1] grew 1.2%, which includes 60 basis points of headwinds for malware effects in the prior year
•	Operating income margin was 11.7%, down 620 basis points; Adjusted Operating Income[1] margin was 17.1%, up 40 basis points
•	Diluted EPS was $0.81, up 27%; Adjusted EPS[1] was $0.62, up 18% on a constant-currency basis
•	Vinzenz Gruber to become EVP and President, Europe, following retirement of Hubert Weber on January 31

DEERFIELD, Ill. – October 29, 2018 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its third quarter 2018 results.

“We performed well in the third quarter,” said Dirk Van de Put, Chairman and CEO. “We continue to see good momentum in emerging markets, underpinned by solid volume growth and strong execution. We are beginning to deliver against our new long-term growth strategy by implementing a more agile innovation model and establishing a new commercial structure that will improve our consumer focus and drive greater local accountability, while igniting our global and local brand and innovation agendas.”

Net Revenue

$ in millions	Reported Net Revenues			Organic Net Revenue Growth
	Q3 2018	% Chg vs PY		Q3 2018		Vol/Mix		Pricing
Quarter 3
Latin America	$774	(14.8	) %	4.6%		(0.6	) pp	5.2	pp
Asia, Middle East & Africa	1,398	(0.5)		4.6		3.1		1.5
Europe	2,361	(3.3)		0.2		(0.3)		0.5
North America	1,755	(1.1)		(2.0)		(3.2)		1.2

Mondelēz International	$6,288	(3.7	) %	1.2%		(0.4	) pp	1.6	pp

Emerging Markets	$2,325	(4.9	) %	6.0%
Developed Markets	$3,963	(3.0	) %	(1.7	) %

September Year-to-Date	Sept YTD			Sept YTD
Latin America	$2,439	(8.5	) %	3.5%		(2.3	) pp	5.8	pp
Asia, Middle East & Africa	4,300	0.2		3.3		1.5		1.8
Europe	7,370	5.6		2.5		2.8		(0.3)
North America	5,056	1.2		0.5		—		0.5

Mondelēz International	$19,165	1.2%		2.3%		1.1	pp	1.2	pp

Emerging Markets	$7,218	1.0%		5.4%
Developed Markets	$11,947	1.4%		0.3%

Operating Income and Diluted EPS
$ in millions	Reported			Adjusted
	Q3 2018	vs PY (Rpt Fx)		Q3 2018		vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 3
Gross Profit	$2,414	(5.3	) %	$2,553		(0.8	) %	4.1%
Gross Profit Margin	38.4%	(0.6	) pp	40.6%		1.1	pp

Operating Income	$737	(37.1	) %	$1,074		(1.4	) %	4.1%
Operating Income Margin	11.7%	(6.2	) pp	17.1%		0.4	pp

Net Earnings[2]	$1,194	21.7%		$924		7.7%		14.2%

Diluted EPS	$0.81	26.6%		$0.62		10.7%		17.9%

September Year-to-Date	Sept YTD			Sept YTD
Gross Profit	$7,803	5.7%		$7,691		3.1%		2.7%
Gross Profit Margin	40.7%	1.7	pp	40.1%		0.1	pp

Operating Income	$2,442	(7.2	) %	$3,225		6.5%		5.9%
Operating Income Margin	12.7%	(1.2	) pp	16.8%		0.6	pp

Net Earnings	$2,558	19.9%		$2,686		10.9%		9.7%

Diluted EPS	$1.72	23.7%		$1.80		13.9%		12.7%

Third Quarter Commentary

•	Net revenues declined 3.7 percent, driven by the impact of currency. Organic Net Revenue increased 1.2 percent, partially tempered by lapping last year’s malware recovery benefit.

•

Gross profit margin was 38.4 percent, down 60 basis points driven primarily by an unfavorable impact from currency and commodity hedging activities. Adjusted Gross Profit margin was 40.6 percent, an increase of 110 basis points, driven by higher pricing and productivity savings.

•

Operating income margin was 11.7 percent, down 620 basis points, due to the prior-year gain on a divestiture and the prior-year benefit of an indirect tax matter, as well as unfavorable current year impacts from currency and commodity hedging activities. These items were partially offset by lower restructuring program costs and the lapping of prior year malware-related expenses. Adjusted Operating Income margin increased 40 basis points to 17.1 percent due to pricing and productivity savings partially offset by other income and expense items.

•

Diluted EPS was $0.81, up 27 percent, driven by the gain on equity method investment transaction partially offset by the unfavorable impact from currency and commodity hedging activities and the lapping of the prior-year gain on divestitures and the prior-year benefit from the resolution of indirect tax matters.

•	Adjusted EPS was $0.62 and grew 18 percent on a constant-currency basis, driven primarily by favorability in taxes, operating gains and fewer shares outstanding.

•

Capital Return: The company returned approximately $800 million to shareholders in common stock repurchases and cash dividends. Year to date, the company has returned approximately $2.6 billion to shareholders.

2018 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details. The company now expects full year 2018 Organic Net Revenue growth to be approximately 2 percent. The company maintains its outlook for Adjusted Operating Income margin of approximately 17 percent and double-digit Adjusted EPS growth on a constant-currency basis. The company estimates currency translation would decrease net revenue growth by approximately 1 percent3 with a negative $0.02 impact to Adjusted EPS3. In addition, the company continues to expect Free Cash Flow1 of approximately $2.8 billion.

Leadership Change

Vinzenz Gruber, currently President, Western Europe, will become EVP and President, Europe, succeeding Hubert Weber, EVP and President, Europe upon his retirement on January 31, 2019. Gruber brings extensive marketing and commercial experience, both at Mondelēz International and other leading consumer goods companies. Weber is retiring after 29 years of service with the company. Weber has led the European business since 2013, navigating a period of significant transformation and delivering strong business results and creating a robust platform for future growth.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in approximately 160 countries around the world. With 2017 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted Gross Profit (and Adjusted Gross Profit margin), Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on October 23, 2018.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “deliver,” “estimate,” “anticipate,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on the company’s results of operations; the company’s accounting for and the impact of U.S. tax reform; the company’s liability related to partial withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund and timing of receipt of the assessment from the Fund; the Brazilian indirect tax matter; the impacts of the malware incident; the company’s growth strategy and its effects on the company’s business; and the company’s outlook, including 2018 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$6,288	$6,530	$19,165	$18,930

Cost of sales	3,874	3,981	11,362	11,549

Gross profit	2,414	2,549	7,803	7,381
Gross profit margin	38.4%	39.0%	40.7%	39.0%

Selling, general and administrative expenses	1,508	1,338	4,939	4,276

Asset impairment and exit costs	125	182	290	524

(Gain)/loss on divestitures	—	(187)	—	(184)

Amortization of intangibles	44	45	132	133

Operating income	737	1,171	2,442	2,632
Operating income margin	11.7%	17.9%	12.7%	13.9%

Benefit plan non-service income	(19)	(10)	(47)	(30)

Interest and other expense, net	86	19	414	262

Earnings before income taxes	670	1,162	2,075	2,400

Provision for income taxes	(310)	(272)	(662)	(510)
Effective tax rate	46.3%	23.4%	31.9%	21.3%
Gain on equity method investment transactions	757	—	757	—
Equity method investment net earnings	80	92	399	249

Net earnings	1,197	982	2,569	2,139

Noncontrolling interest earnings	(3)	(1)	(11)	(6)

Net earnings attributable to Mondelēz International	$1,194	$981	$2,558	$2,133

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.81	$0.65	$1.73	$1.41

Diluted earnings per share attributable to Mondelēz International	$0.81	$0.64	$1.72	$1.39

Average shares outstanding:
Basic	1,466	1,507	1,477	1,518
Diluted	1,480	1,524	1,491	1,537

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$1,373	$761
Trade receivables	2,732	2,691
Other receivables	845	835
Inventories, net	2,842	2,557
Other current assets	930	676

Total current assets	8,722	7,520

Property, plant and equipment, net	8,403	8,677
Goodwill	20,900	21,085
Intangible assets, net	18,136	18,639
Prepaid pension assets	171	158
Deferred income taxes	236	319
Equity method investments	7,006	6,193
Other assets	344	366

TOTAL ASSETS	$63,918	$62,957

LIABILITIES
Short-term borrowings	$4,811	$3,517
Current portion of long-term debt	401	1,163
Accounts payable	5,374	5,705
Accrued marketing	1,647	1,728
Accrued employment costs	671	721
Other current liabilities	2,604	2,959

Total current liabilities	15,508	15,793

Long-term debt	14,852	12,972
Deferred income taxes	3,558	3,341
Accrued pension costs	1,306	1,669
Accrued postretirement health care costs	397	419
Other liabilities	2,765	2,689

TOTAL LIABILITIES	38,386	36,883
EQUITY
Common Stock	—	—
Additional paid-in capital	31,932	31,915
Retained earnings	24,075	22,631
Accumulated other comprehensive losses	(10,642)	(9,997)
Treasury stock	(19,908)	(18,555)

Total Mondelēz International Shareholders’ Equity	25,457	25,994
Noncontrolling interest	75	80

TOTAL EQUITY	25,532	26,074

TOTAL LIABILITIES AND EQUITY	$63,918	$62,957

	September 30, 2018	December 31, 2017	Incr/(Decr)
Short-term borrowings	$4,811	$3,517	$1,294
Current portion of long-term debt	401	1,163	(762)
Long-term debt	14,852	12,972	1,880

Total Debt	20,064	17,652	2,412
Cash and cash equivalents	1,373	761	612

Net Debt (1)	$18,691	$16,891	$1,800

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2018	2017
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,569	$2,139
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	613	604
Stock-based compensation expense	92	104
U.S. tax reform transition tax	89	—
Deferred income tax provision	179	77
Asset impairments and accelerated depreciation	120	287
Loss on early extinguishment of debt	140	11
(Gain)/loss on divestitures	—	(184)
Gain on equity method investment transactions	(757)	—
Equity method investment net earnings	(399)	(249)
Distributions from equity method investments	151	143
Other non-cash items, net	344	(238)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(230)	(387)
Inventories, net	(431)	(236)
Accounts payable	(143)	(426)
Other current assets	41	68
Other current liabilities	(320)	(604)
Change in pension and postretirement assets and liabilities, net	(173)	(312)

Net cash provided by/(used in) operating activities	1,885	797

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(810)	(721)
Acquisition, net of cash received	(528)	—
Proceeds from divestiture, net of disbursements	—	516
Proceeds from sale of property, plant and equipment and other assets	136	77

Net cash provided by/(used in) investing activities	(1,202)	(128)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	2,433	1,375
Repayments of commercial paper, maturities greater than 90 days	(1,494)	(1,681)
Net issuances of other short-term borrowings	403	2,266
Long-term debt proceeds	2,948	350
Long-term debt repaid	(1,821)	(1,468)
Repurchase of Common Stock	(1,650)	(1,786)
Dividends paid	(980)	(869)
Other	154	165

Net cash provided by/(used in) financing activities	(7)	(1,648)

Effect of exchange rate changes on cash and cash equivalents	(64)	82

Cash and cash equivalents:
Increase/(decrease)	612	(897)
Balance at beginning of period	761	1,741

Balance at end of period	$1,373	$844

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During the third quarter of 2018, as the company began to apply highly inflationary accounting for Argentina, the company excluded the remeasurement gains or losses related to remeasuring net monetary assets or liabilities in Argentina during the period to be consistent with the company’s prior accounting for these remeasurement gains/losses for Venezuela when it was subject to highly inflationary accounting prior to 2016.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions; divestitures; and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•

“Adjusted Gross Profit” is defined as gross profit excluding the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity and forecasted currency transaction derivative contracts; and incremental expenses related to the 2017 malware incident. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition as well as losses on debt extinguishment and related expenses; gain on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. tax reform discrete impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and nine months ended September 30, 2018. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses), in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement. Divestitures that occurred in 2017 included the following:

•	On December 28, 2017, the company completed the sale of a confectionery business in Japan. The company recorded a pre-tax loss of $1 million.

•

On October 2, 2017, the company completed the sale of one of its equity method investments and recorded a pre-tax gain of $40 million within the gain on equity method investment transactions and $15 million of tax expense.

•

In connection with the 2012 spin-off of Kraft Foods Group, Inc. (“Kraft Foods Group”, now a part of Kraft Heinz Company (“KHC”)), Kraft Foods Group and the company each granted the other various licenses to use certain trademarks in connection with particular product categories in specified jurisdictions. On August 17, 2017, the company entered into two agreements with KHC to terminate the licenses of certain KHC-owned brands used in the company’s grocery business within its Europe region and to transfer to KHC inventory and certain other assets. On August 17, 2017, the first transaction closed, and on October 23, 2017, the second transaction closed.

•

On July 4, 2017, the company completed the sale of most of its grocery business in Australia and New Zealand to Bega Cheese Limited. The company recorded a pre-tax gain of $247 million Australian dollars ($187 million as of July 4, 2017) on the sale. In the fourth quarter of 2017, the company recorded a final $3 million inventory-related working capital adjustment, increasing the pre-tax gain in 2017 to $190 million. During the first none months of 2017, the company also incurred divestiture-related costs of $2 million and a foreign currency hedge loss of $3 million in connection with this transaction.

•

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. During the three months ended March 31, 2018, the company reversed $3 million of accrued expenses no longer required. The company also incurred divestiture-related costs of $1 million in the three months and $22 million in the nine months ended September 30, 2017. The company recorded a $3 million loss on the sale during the three months ended June 30, 2017. Divestiture-related costs were recorded within cost of sales and selling, general and administrative expenses.

Acquisitions and Acquisition-related costs

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. On a constant currency basis, the purchase added incremental net revenues of $23 million in the three months and $30 million in the nine months ended September 30, 2018. In addition, the company incurred acquisition-related costs of $1 million in the three months and $14 million in the nine months ended September 30, 2018.

Acquisition integration costs

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam in 2015, the company recorded integration costs of $1 million in the three months and $4 million in the nine months ended September 30, 2018 and $1 million in the three months ended and $2 million in the nine months ended September 30, 2017.

Simplify to Grow Program

On September 6, 2018, the company’s Board of Directors approved an extension of the restructuring program through 2022, an increase of $1.3 billion in the program charges and an increase of $700 million in capital expenditures. The current restructuring program, as increased and extended by these actions, is now called the Simplify to Grow Program. The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $56 million in the three months and $220 million in the nine months ended September 30, 2018 and $113 million in the three months and $418 million in the nine months ended September 30, 2017 within asset impairment and exit costs or benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $83 million in the three months and $215 million in the nine months ended September 30, 2018 and $62 million in the three months and $179 million in the nine months ended September 30, 2017.

Gain on equity method investment transaction

On July 9, 2018, Keurig Green Mountain, Inc. (“Keurig”) closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (“KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with the company’s shareholder loan receivable became a 13.8% investment in KDP. During the third quarter of 2018, the company recorded a preliminary pre-tax gain of $757 million reported as a gain on equity method transaction and $184 million of deferred tax expense reported in the provision for income taxes (or $573 million after-tax) related to the change in the company’s ownership interest while KDP finalizes the valuation for the transaction. As the company continues to have significant influence, the company continues to account for its investment in KDP under the equity method, resulting in recognizing its share of KDP earnings within the company’s earnings and its share of KDP dividends within the company’s cash flows. In connection with this transaction, the company changed its accounting principle to reflect its share of Keurig’s historical and KDP’s ongoing earnings on a one-quarter lag basis while the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis and to record its share of KDP’s ongoing results once KDP has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. While the company’s operating income did not change, equity method investment net earnings, net earnings, and earnings per share have been adjusted to reflect the lag across all reported periods.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $120 million in the three months and net unrealized gains of $173 million in the nine months ended September 30, 2018 and net unrealized gains of $28 million in the three months and net unrealized losses of $69 million in the six months ended June 30, 2017.

Intangible assets gains and losses

Impairment charges

During the company’s 2018 annual testing of non-amortizable intangible assets, the company recorded $68 million of impairment charges in the third quarter of 2018 related to five trademarks. The impairments arose due to lower than expected product growth. The company recorded charges related to gum, chocolate, biscuits and candy trademarks of $45 million in Europe, $14 million in North America and $9 million in AMEA. The impairment charges were recorded within asset impairment and exit costs.

During the company’s 2017 annual testing of non-amortizable intangible assets, the company recorded $70 million of impairment charges in the third quarter of 2017 related to five trademarks. The impairments arose due to lower than expected growth in part driven by decisions to redirect support from these trademarks to other regional and global brands. The company recorded charges related to candy and gum trademarks of $52 million in AMEA, $11 million in Europe, $5 million in Latin America and $2 million in North America. In addition, during the third quarter of 2017, the company recorded a $1 million impairment related to a transaction.

During the second quarter of 2017, the company recorded a $38 million intangible asset impairment charge resulting from a category decline and lower than expected product growth related to a gum trademark in its North America segment.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. During the three months ended September 30, 2018, the company recorded a $13 million remeasurement loss within selling, general and administrative expenses related to the devaluation of the Argentinian peso denominated net monetary assets during the quarter.

Incremental expenses related to the malware incident

On June 27, 2017, a global malware incident impacted the company’s business. The malware affected a significant portion of the company’s global sales, distribution and financial networks. In the last four days of the second quarter and during the third quarter of 2017, the company executed business continuity and contingency plans to contain the impact, minimize damages and restore its systems environment. To date, the company has not found, nor does the company expect to find, any instances of Company or personal data released externally. The company has also restored its main operating systems and processes and enhanced its system security.

For the second quarter of 2017, the company estimated that the malware incident had a negative impact of 2.3% on its net revenue growth and 2.4% on its Organic Net Revenue growth. The company also incurred incremental expenses of $7 million as a result of the incident. The company recognized the majority of delayed second quarter shipments in its third quarter 2017 results, although the company permanently lost some revenue. On a 2017 full-year basis, the company estimated the loss of revenue had a negative impact of 0.4% on its net revenue and Organic Net Revenue growth. The company also incurred total incremental expenses of $84 million predominantly during the second half of 2017 as part of the recovery effort. The recovery from the incident was largely resolved by December 31, 2017 and the company continued efforts to strengthen its security measures and further mitigate cybersecurity risks.

Gain related to interest rate swaps

The company recognized a pre-tax loss of $1 million in the three months and a pre-tax gain of $10 million in the nine months ended September 30, 2018, within interest and other expense, net related to certain forward-starting interest rate swaps for which the planned timing of the related forecasted debt was changed.

Loss on debt extinguishment

On April 17, 2018, the company completed a cash tender offer and retired $570 million of the long-term U.S. dollar debt. The company recorded a loss on debt extinguishment of $140 million within interest and other expense, net related to the amount the company paid to retire the debt in excess of its carrying value and from recognizing unamortized discounts, deferred financing and other cash costs in earnings at the time of the debt extinguishment.

On April 12, 2017, the company discharged $488 million of its 6.500% U.S. dollar-denominated debt. The company paid $504 million, representing principal as well as past and future interest accruals from February 2017 through the August 2017 maturity date. The company recorded an $11 million loss on debt extinguishment within interest expense.

Impact from resolution of tax matters

A tax indemnification matter related to the company’s 2007 acquisition of the LU biscuit business was closed during the quarter ended June 30, 2018. The closure had no impact on net earnings, however, it did result in a $15 million tax benefit that was fully offset by an $11 million expense in selling, general and administrative expenses and a $4 million expense in interest and other expense, net.

During the first quarter of 2017, the Brazilian Supreme Court (the “Court”) ruled against the Brazilian tax authorities in a leading case related to the computation of certain indirect (non-income) taxes. The Court ruled that the indirect tax base should not include a value-added tax known as “ICMS”. By removing the ICMS from the tax base, the Court effectively eliminated a “tax on a tax.” The company’s Brazilian subsidiary had received an injunction against making payments for the “tax on a tax” in 2008 and since that time until December 2016, the company had accrued for this portion of the tax each quarter in the event that the tax was reaffirmed by the Brazilian courts. On September 30, 2017, based on legal advice and the publication of the Court’s decision related to this case, the company determined that the likelihood that the increased tax base would be reinstated and assessed against the company was remote. Accordingly, the company reversed its accrual of 667 million Brazilian reais, or $212 million as of September 30, 2017, of which, $153 million was recorded within selling, general and administrative expenses and $59 million was recorded within interest and other expense, net. The Brazilian tax authority may appeal the Court’s decision, seeking potential clarification or adjustment of the terms of enforcement. The company continues to monitor developments in this matter and currently does not expect a material future impact on its financial statements.

During the first quarter of 2017, the Spanish Supreme Court decided, in the company’s favor, an ongoing transfer pricing case with the Spanish tax authorities related to businesses Cadbury divested prior to the company’s acquisition of Cadbury. As a result of the final ruling, during the first quarter of 2017, the company recorded a favorable earnings impact of $46 million in selling, general and administrative expenses and $12 million in interest and other expense, net, for a total pre-tax impact of $58 million due to the non-cash reversal of Cadbury-related accrued liabilities related to this matter. The company recorded a total of $4 million of income over the third and fourth quarters of 2017 in connection with the restated bank guarantee releases.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. The company incurred CEO transition remuneration of $4 million in the three months and $18 million in the nine months ended September 30, 2018.

U.S. tax reform discrete impacts

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions, including but not limited to a reduction in the U.S. federal tax rate from 35% to 21% as well as provisions that limit or eliminate various deductions or credits. The legislation also causes U.S. allocated expenses (e.g. interest and general administrative expense) to be taxed and imposes a new tax on U.S. cross-border payments, Furthermore, the legislation includes a one-time transition tax on accumulated foreign earnings and profits.

Certain impacts of the new legislation would have generally required accounting to be completed in the period of enactment, however in response to the complexities of this new legislation, the SEC issued guidance to provide companies with relief. The SEC provided up to a one-year window for companies to finalize the accounting for the impacts of this new legislation and the company anticipates finalizing its accounting during 2018. While the company’s accounting for the enactment of the new U.S. tax legislation is not complete, during the three months ended September 30, 2018, the company has recorded an $8 million U.S. tax reform discrete net tax benefit, consisting of a $3 million increase in its transition tax liability and $5 million of costs from other provisional tax reform updates. During the nine months ended September 30, 2018, the company recorded $95 million in discrete net tax costs primarily comprised of an increase to its transition tax liability of $89 million as a result of additional guidance issued by the U.S. Department of Treasury, the Internal Revenue Service and various state taxing authorities, new state legislation enacted during the period and further refinement of various components of the underlying calculations.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During the second quarter of 2018, the company implemented two aspects of its second revised last, best and final offer made to the Bakery, Confectionery, Tobacco and Grain Millers Union with respect to 7 of 8 expired collective bargaining agreements. Implementation resulted in the company withdrawing from the Bakery and Confectionery Union and Industry International Pension Fund (the “Fund”) with respect to those employees covered by the 7 collective bargaining agreements. In connection with that action, the company estimated a partial withdrawal liability of $567 million and within its North America segment, the company recorded a discounted liability and charge of $408 million, $305 million net of tax, which represents its best estimate of the partial withdrawal liability absent an assessment from the Fund. The company may receive an assessment in 2018 or later, and the ultimate withdrawal liability may change from the currently estimated amount. In addition, the company records an immaterial amount of accreted interest each quarter on the long-term liability within interest and other expense, net. For the three months ended September 30, 2018, the company recorded $3 million for accreted interest.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2018 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2018 because the company is unable to predict the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted Operating Income margin and Adjusted EPS growth on a constant currency basis to its projected reported operating income margin and reported diluted EPS growth for the full-year 2018 because the company is unable to predict the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2018 because the company is unable to predict the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended September 30, 2018
Reported (GAAP)	$774		$1,398		$2,361		$1,755		$6,288
Acquisition	—		—		—		(23)		(23)
Currency	176		68		71		8		323

Organic (Non-GAAP)	$950		$1,466		$2,432		$1,740		$6,588

For the Three Months Ended September 30, 2017
Reported (GAAP)	$908		$1,405		$2,442		$1,775		$6,530
Divestitures	—		(4)		(14)		—		(18)

Organic (Non-GAAP)	$908		$1,401		$2,428		$1,775		$6,512

% Change
Reported (GAAP)	(14.8)%		(0.5)%		(3.3)%		(1.1)%		(3.7)%
Divestitures	—	pp	0.3	pp	0.5	pp	—	pp	0.3	pp
Acquisition	—		—		—		(1.3)		(0.3)
Currency	19.4		4.8		3.0		0.4		4.9

Organic (Non-GAAP)	4.6%		4.6%		0.2%		(2.0)%		1.2%

Vol/Mix	(0.6	)pp	3.1	pp	(0.3	)pp	(3.2	)pp	(0.4	)pp
Pricing	5.2		1.5		0.5		1.2		1.6

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Nine Months Ended September 30, 2018
Reported (GAAP)	$2,439		$4,300		$7,370		$5,056		$19,165
Acquisition	—		—		—		(30)		(30)
Currency	321		—		(356)		(5)		(40)

Organic (Non-GAAP)	$2,760		$4,300		$7,014		$5,021		$19,095

For the Nine Months Ended September 30, 2017
Reported (GAAP)	$2,666		$4,290		$6,978		$4,996		$18,930
Divestitures	—		(129)		(135)		—		(264)

Organic (Non-GAAP)	$2,666		$4,161		$6,843		$4,996		$18,666

% Change
Reported (GAAP)	(8.5)%		0.2%		5.6%		1.2%		1.2%
Divestitures	—	pp	3.1	pp	2.1	pp	—	pp	1.5	pp
Acquisition	—		—		—		(0.6)		(0.2)
Currency	12.0		—		(5.2)		(0.1)		(0.2)

Organic (Non-GAAP)	3.5%		3.3%		2.5%		0.5%		2.3%

Vol/Mix	(2.3	)pp	1.5	pp	2.8	pp	—	pp	1.1	pp
Pricing	5.8		1.8		(0.3)		0.5		1.2

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues—Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended September 30, 2018
Reported (GAAP)	$2,325		$3,963		$6,288
Acquisition	—		(23)		(23)
Currency	266		57		323

Organic (Non-GAAP)	$2,591		$3,997		$6,588

For the Three Months Ended September 30, 2017
Reported (GAAP)	$2,444		$4,086		$6,530
Divestitures	—		(18)		(18)

Organic (Non-GAAP)	$2,444		$4,068		$6,512

% Change
Reported (GAAP)	(4.9)%		(3.0)%		(3.7)%
Divestitures	—	pp	0.4	pp	0.3	pp
Acquisition	—		(0.5)		(0.3)
Currency	10.9		1.4		4.9

Organic (Non-GAAP)	6.0%		(1.7)%		1.2%

	Emerging Markets		Developed Markets		Mondelēz International
For the Nine Months Ended September 30, 2018
Reported (GAAP)	$7,218		$11,947		$19,165
Acquisition	—		(30)		(30)
Currency	321		(361)		(40)

Organic (Non-GAAP)	$7,539		$11,556		$19,095

For the Nine Months Ended September 30, 2017
Reported (GAAP)	$7,150		$11,780		$18,930
Divestitures	—		(264)		(264)

Organic (Non-GAAP)	$7,150		$11,516		$18,666

% Change
Reported (GAAP)	1.0%		1.4%		1.2%
Divestitures	—	pp	2.3	pp	1.5	pp
Acquisition	—		(0.3)		(0.2)
Currency	4.4		(3.1)		(0.2)

Organic (Non-GAAP)	5.4%		0.3%		2.3%

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,288	$2,414	38.4%	$737	11.7%
Simplify to Grow Program	—	25		139
Intangible asset impairment charges	—	—		68
Mark-to-market (gains)/losses from derivatives	—	114		112
Acquisition integration costs	—	—		(1)
Acquisition-related costs	—	—		1
Remeasurement of net monetary position	—	—		13
CEO transition remuneration	—	—		4
Rounding	—	—		1

Adjusted (Non-GAAP)	$6,288	$2,553	40.6%	$1,074	17.1%

Currency		127		60

Adjusted @ Constant FX (Non-GAAP)		$2,680		$1,134

	For the Three Months Ended September 30, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,530	$2,549	39.0%	$1,171	17.9%
Simplify to Grow Program	—	18		175
Intangible asset impairment charges	—	—		71
Mark-to-market (gains)/losses from derivatives	—	(28)		(28)
Malware incident incremental expenses	—	39		47
Acquisition integration costs	—	—		1
Operating income from divestitures	(18)	(4)		(5)
(Gain)/loss on divestitures	—	—		(187)
Impacts from resolution of tax matters	—	—		(155)
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,512	$2,574	39.5%	$1,089	16.7%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(135)		$(434)
$ Change - Adjusted (Non-GAAP)		(21)		(15)
$ Change - Adjusted @ Constant FX (Non-GAAP)		106		45

% Change - Reported (GAAP)		(5.3)%		(37.1)%
% Change - Adjusted (Non-GAAP)		(0.8)%		(1.4)%
% Change - Adjusted @ Constant FX (Non-GAAP)		4.1%		4.1%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$19,165	$7,803	40.7%	$2,442	12.7%
Simplify to Grow Program	—	68		432
Intangible asset impairment charges	—	—		68
Mark-to-market (gains)/losses from derivatives	—	(180)		(181)
Acquisition integration costs	—	—		2
Acquisition-related costs	—	—		14
Divestiture-related costs	—	—		(3)
Remeasurement of net monetary position	—	—		13
Impact of pension participation changes	—	—		408
Impacts from resolution of tax matters	—	—		11
CEO transition remuneration	—	—		18
Rounding	—	—		1

Adjusted (Non-GAAP)	$19,165	$7,691	40.1%	$3,225	16.8%

Currency		(27)		(19)

Adjusted @ Constant FX (Non-GAAP)		$7,664		$3,206

	For the Nine Months Ended September 30, 2017
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$18,930	$7,381	39.0%	$2,632	13.9%
Simplify to Grow Program	—	39		585
Intangible asset impairment charges	—	—		109
Mark-to-market (gains)/losses from derivatives	—	69		69
Malware incident incremental expenses	—	43		54
Acquisition integration costs	—	—		2
Divestiture-related costs	—	3		23
Operating income from divestitures	(264)	(76)		(60)
(Gain)/loss on divestitures	—	—		(184)
Impacts from resolution of tax matters	—	—		(201)
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$18,666	$7,459	40.0%	$3,028	16.2%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$422		$(190)
$ Change - Adjusted (Non-GAAP)		232		197
$ Change - Adjusted @ Constant FX (Non-GAAP)		205		178

% Change - Reported (GAAP)		5.7%		(7.2)%
% Change - Adjusted (Non-GAAP)		3.1%		6.5%
% Change - Adjusted @ Constant FX (Non-GAAP)		2.7%		5.9%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30, 2018
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$737	$(19)	$86	$670	$310	46.3%	$(757)	$(80)	$3	$1,194	$0.81
Simplify to Grow Program	139	—	—	139	34		—	—	—	105	0.07
Intangible asset impairment charges	68	—	—	68	16		—	—	—	52	0.03
Mark-to-market (gains)/losses from derivatives	112	—	(1)	113	12		—	—	—	101	0.07
Acquisition integration costs	(1)	—	—	(1)	—		—	—	—	(1)	—
Acquisition-related costs	1	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	13	—	—	13	—		—	—	—	13	0.01
Impact of pension participation changes	—	—	(3)	3	1		—	—	—	2	—
CEO transition remuneration	4	—	—	4	1		—	—	—	3	—
(Gain)/loss related to interest rate swaps	—	—	1	(1)	—		—	—	—	(1)	—
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(9)		—	—	—	9	0.01
Gain on equity method investment transactions	—	—	—	—	(184)		757	—	—	(573)	(0.39)
Equity method investee acquisition-related and other adjustments	—	—	—	—	2		—	(20)	—	18	0.01
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$1,074	$(19)	$83	$1,010	$183	18.1%	$—	$(100)	$3	$924	$0.62

Currency										56	0.04

Adjusted @ Constant FX (Non-GAAP)										$980	$0.66

Diluted Average Shares Outstanding											1,480

	For the Three Months Ended September 30, 2017
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,171	$(10)	$19	$1,162	$272	23.4%	$—	$(92)	$1	$981	$0.64
Simplify to Grow Program	175	—	—	175	49		—	—	—	126	0.08
Intangible asset impairment charges	71	—	—	71	16		—	—	—	55	0.04
Mark-to-market (gains)/losses from derivatives	(28)	—	—	(28)	(3)		—	—	—	(25)	(0.02)
Malware incident incremental expenses	47	—	—	47	15		—	—	—	32	0.02
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Divestiture-related costs	—	—	2	(2)	(18)		—	—	—	16	0.01
Net earnings from divestitures	(5)	—	—	(5)	—		—	2	—	(7)	—
(Gain)/loss on divestitures	(187)	—	—	(187)	(8)		—	—	—	(179)	(0.12)
Impacts from resolution of tax matters	(155)	—	60	(215)	(72)		—	—	—	(143)	(0.09)
Equity method investee acquisition-related and other adjustments	—	—	—	—	1		—	(3)	—	2	—
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,089	$(10)	$81	$1,018	$252	24.8%	$—	$(93)	$1	$858	$0.56

Diluted Average Shares Outstanding											1,524

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Nine Months Ended September 30, 2018
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,442	$(47)	$414	$2,075	$662	31.9%	$(757)	$(399)	$11	$2,558	$1.72
Simplify to Grow Program	432	(3)	—	435	111		—	—	—	324	0.22
Intangible asset impairment charges	68	—	—	68	16		—	—	—	52	0.03
Mark-to-market (gains)/losses from derivatives	(181)	—	(1)	(180)	(27)		—	—	—	(153)	(0.10)
Acquisition integration costs	2	—	—	2	—		—	—	—	2	—
Acquisition-related costs	14	—	—	14	3		—	—	—	11	0.01
Divestiture-related costs	(3)	—	—	(3)	(2)		—	—	—	(1)	—
Remeasurement of net monetary position	13	—	—	13	—		—	—	—	13	0.01
Impact of pension participation changes	408	—	(3)	411	104		—	—	—	307	0.21
Impacts from resolution of tax matters	11	—	(4)	15	15		—	—	—	—	—
CEO transition remuneration	18	—	—	18	4		—	—	—	14	0.01
(Gain)/loss related to interest rate swaps	—	—	10	(10)	(2)		—	—	—	(8)	(0.01)
Loss on debt extinguishment and related expenses	—	—	(140)	140	35		—	—	—	105	0.07
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(96)		—	—	—	96	0.06
Gain on equity method investment transactions	—	—	—	—	(184)		757	—	—	(573)	(0.39)
Equity method investee acquisition-related and other adjustments	—	—	—	—	(24)		—	86	—	(62)	(0.04)
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$3,225	$(50)	$276	$2,999	$615	20.5%	$—	$(313)	$11	$2,686	$1.80

Currency										(27)	(0.02)

Adjusted @ Constant FX (Non-GAAP)										$2,659	$1.78

Diluted Average Shares Outstanding											1,491

	For the Nine Months Ended September 30, 2017
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on Equity Method Investment Transactions	Equity Method Investment Net Losses / (Earnings)	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,632	$(30)	$262	$2,400	$510	21.3%	$—	$(249)	$6	$2,133	$1.39
Simplify to Grow Program	585	(12)	—	597	155		—	—	—	442	0.29
Intangible asset impairment charges	109	—	—	109	30		—	—	—	79	0.05
Mark-to-market (gains)/losses from derivatives	69	—	—	69	—		—	—	—	69	0.04
Malware incident incremental expenses	54	—	—	54	17		—	—	—	37	0.02
Acquisition integration costs	2	—	—	2	—		—	—	—	2	—
Divestiture-related costs	23	—	(3)	26	(13)		—	—	—	39	0.02
Net earnings from divestitures	(60)	—	—	(60)	(15)		—	6	—	(51)	(0.03)
(Gain)/loss on divestitures	(184)	—	—	(184)	(12)		—	—	—	(172)	(0.11)
Impacts from resolution of tax matters	(201)	—	72	(273)	(72)		—	—	—	(201)	(0.13)
Loss on debt extinguishment and related expenses	—	—	(11)	11	4		—	—	—	7	0.01
Equity method investee acquisition-related and other adjustments	—	—	—	—	8		—	(48)	—	40	0.03
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$3,028	$(42)	$320	$2,750	$612	22.3%	$—	$(291)	$6	$2,423	$1.58

Diluted Average Shares Outstanding											1,537

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended September 30,
	2018	2017	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.81	$0.64	$0.17	26.6%
Simplify to Grow Program	0.07	0.08	(0.01)
Intangible asset impairment charges	0.03	0.04	(0.01)
Mark-to-market (gains)/losses from derivatives	0.07	(0.02)	0.09
Malware incident incremental expenses	—	0.02	(0.02)
Divestiture-related costs	—	0.01	(0.01)
(Gain)/loss on divestitures	—	(0.12)	0.12
Remeasurement of net monetary position	0.01	—	0.01
Impacts from resolution of tax matters	—	(0.09)	0.09
U.S. tax reform discrete net tax (benefit)/expense	0.01	—	0.01
Gain on equity method investment transactions	(0.39)	—	(0.39)
Equity method investee acquisition-related and other adjustments	0.01	—	0.01

Adjusted EPS (Non-GAAP)	$0.62	$0.56	$0.06	10.7%
Impact of unfavorable currency	0.04	—	0.04

Adjusted EPS @ Constant FX (Non-GAAP)	$0.66	$0.56	$0.10	17.9%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.02
Increase in equity method investment net earnings			0.01
Change in income taxes			0.05
Change in shares outstanding			0.02

			$0.10

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Nine Months Ended September 30,
	2018	2017	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.72	$1.39	$0.33	23.7%
Simplify to Grow Program	0.22	0.29	(0.07)
Intangible asset impairment charges	0.03	0.05	(0.02)
Mark-to-market (gains)/losses from derivatives	(0.10)	0.04	(0.14)
Malware incident incremental expenses	—	0.02	(0.02)
Acquisition-related costs	0.01	—	0.01
Divestiture-related costs	—	0.02	(0.02)
Net earnings from divestitures	—	(0.03)	0.03
(Gain)/loss on divestitures	—	(0.11)	0.11
Remeasurement of net monetary position	0.01	—	0.01
Impact of pension participation changes	0.21	—	0.21
Impacts from resolution of tax matters	—	(0.13)	0.13
CEO transition remuneration	0.01	—	0.01
(Gain)/loss related to interest rate swaps	(0.01)	—	(0.01)
Loss on debt extinguishment and related expenses	0.07	0.01	0.06
U.S. tax reform discrete net tax (benefit)/expense	0.06	—	0.06
Gain on equity method investment transactions	(0.39)	—	(0.39)
Equity method investee acquisition-related and other adjustments	(0.04)	0.03	(0.07)

Adjusted EPS (Non-GAAP)	$1.80	$1.58	$0.22	13.9%
Impact of favorable currency	(0.02)	—	(0.02)

Adjusted EPS @ Constant FX (Non-GAAP)	$1.78	$1.58	$0.20	12.7%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.08
VAT-related settlements in 2018			0.01
PY Property insurance recovery			(0.01)
Increase in equity method investment net earnings			0.01
Change in interest and other expense, net			0.02
Change in income taxes			0.04
Change in shares outstanding			0.05

			$0.20

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$774		$1,398		$2,361		$1,755		$—	$—	$—	$—	$6,288
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$774		$1,398		$2,361		$1,755		$—	$—	$—	$—	$6,288

Operating Income
Reported (GAAP)	$100		$153		$381		$334		$(112)	$(74)	$(44)	$(1)	$737
Simplify to Grow Program	27		35		42		14		—	21	—	—	139
Intangible asset impairment charges	—		9		45		14		—	—	—	—	68
Mark-to-market (gains)/losses from derivatives	—		—		—		—		112	—	—	—	112
Acquisition integration costs	—		1		—		—		—	(2)	—	—	(1)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Remeasurement of net monetary position	13		—		—		—		—	—	—	—	13
CEO transition remuneration	—		—		—		—		—	4	—	—	4
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$140		$198		$468		$362		$—	$(50)	$(44)	$—	$1,074
Currency	27		16		20		—		—	(2)	(1)	—	60

Adjusted @ Constant FX (Non-GAAP)	$167		$214		$488		$362		$—	$(52)	$(45)	$—	$1,134

% Change - Reported (GAAP)	(60.9)%		86.6%		(3.1)%		2.8%		n/m	(32.7)%	2.2%	n/m	(37.1)%
% Change - Adjusted (Non-GAAP)	(13.6)%		8.8%		3.3%		(5.0)%		n/m	(13.6)%	2.2%	n/m	(1.4)%
% Change - Adjusted @ Constant FX (Non-GAAP)	3.1%		17.6%		7.7%		(5.0)%		n/m	(18.2)%	0.0%	n/m	4.1%

Operating Income Margin
Reported %	12.9%		10.9%		16.1%		19.0%						11.7%
Reported pp change	(15.3	)pp	5.1	pp	—	pp	0.7	pp					(6.2	)pp
Adjusted %	18.1%		14.2%		19.8%		20.6%						17.1%
Adjusted pp change	0.3	pp	1.2	pp	1.1	pp	(0.9	)pp					0.4	pp

	For the Three Months Ended September 30, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$908		$1,405		$2,442		$1,775		$—	$—	$—	$—	$6,530
Divestitures	—		(4)		(14)		—		—	—	—	—	(18)

Adjusted (Non-GAAP)	$908		$1,401		$2,428		$1,775		$—	$—	$—	$—	$6,512

Operating Income
Reported (GAAP)	$256		$82		$393		$325		$28	$(55)	$(45)	$187	$1,171
Simplify to Grow Program	53		43		48		19		—	12	—	—	175
Intangible asset impairment charges	5		53		11		3		—	(1)	—	—	71
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(28)	—	—	—	(28)
Malware incident incremental expenses	1		2		9		34		—	1	—	—	47
Acquisition integration costs	—		1		—		—		—	—	—	—	1
Divestiture-related costs	—		2		(2)		—		—	—	—	—	—
Operating income from divestitures	—		(1)		(4)		—		—	—	—	—	(5)
(Gain)/loss on divestitures	—		—		—		—		—	—	—	(187)	(187)
Impacts from resolution of tax matters	(153)		—		(2)		—		—	—	—	—	(155)
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$162		$182		$453		$381		$—	$(44)	$(45)	$—	$1,089

Operating Income Margin
Reported %	28.2%		5.8%		16.1%		18.3%						17.9%
Adjusted %	17.8%		13.0%		18.7%		21.5%						16.7%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,439		$4,300		$7,370		$5,056		$—	$—	$—	$—	$19,165
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,439		$4,300		$7,370		$5,056		$—	$—	$—	$—	$19,165

Operating Income
Reported (GAAP)	$318		$558		$1,245		$514		$181	$(228)	$(132)	$(14)	$2,442
Simplify to Grow Program	93		78		141		78		—	42	—	—	432
Intangible asset impairment charges	—		9		45		14		—	—	—	—	68
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(181)	—	—	—	(181)
Acquisition integration costs	—		4		—		—		—	(2)	—	—	2
Acquisition-related costs	—		—		—		—		—	—	—	14	14
Divestiture-related costs	—		—		—		—		—	(3)	—	—	(3)
Remeasurement of net monetary position	13		—		—		—		—	—	—	—	13
Impact of pension participation changes	—		—		—		408		—	—	—	—	408
Impacts from resolution of tax matters	—		—		—		—		—	11	—	—	11
CEO transition remuneration	—		—		—		—		—	18	—	—	18
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$424		$649		$1,431		$1,014		$—	$(161)	$(132)	$—	$3,225
Currency	45		1		(69)		—		—	2	2	—	(19)

Adjusted @ Constant FX (Non-GAAP)	$469		$650		$1,362		$1,014		$—	$(159)	$(130)	$—	$3,206

% Change - Reported (GAAP)	(32.2)%		31.6%		12.5%		(39.0)%		n/m	(18.8)%	0.8%	n/m	(7.2)%
% Change - Adjusted (Non-GAAP)	(0.5)%		9.3%		13.1%		(1.6)%		n/m	(4.5)%	0.8%	n/m	6.5%
% Change - Adjusted @ Constant FX (Non-GAAP)	10.1%		9.4%		7.7%		(1.6)%		n/m	(3.2)%	2.3%	n/m	5.9%

Operating Income Margin
Reported %	13.0%		13.0%		16.9%		10.2%						12.7%
Reported pp change	(4.6	)pp	3.1	pp	1.0	pp	(6.7	)pp					(1.2	)pp
Adjusted %	17.4%		15.1%		19.4%		20.1%						16.8%
Adjusted pp change	1.4	pp	0.8	pp	0.9	pp	(0.5	)pp					0.6	pp

	For the Nine Months Ended September 30, 2017
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,666		$4,290		$6,978		$4,996		$—	$—	$—	$—	$18,930
Divestitures	—		(129)		(135)		—		—	—	—	—	(264)

Adjusted (Non-GAAP)	$2,666		$4,161		$6,843		$4,996		$—	$—	$—	$—	$18,666

Operating Income
Reported (GAAP)	$469		$424		$1,107		$842		$(69)	$(192)	$(133)	$184	$2,632
Simplify to Grow Program	104		136		198		109		—	38	—	—	585
Intangible asset impairment charges	5		53		11		41		—	(1)	—	—	109
Mark-to-market (gains)/losses from derivatives	—		—		—		—		69	—	—	—	69
Malware incident incremental expenses	1		2		11		38		—	2	—	—	54
Acquisition integration costs	—		2		—		—		—	—	—	—	2
Divestiture-related costs	—		4		19		—		—	—	—	—	23
Operating income from divestitures	—		(27)		(33)		—		—	—	—	—	(60)
(Gain)/loss on divestitures	—		—		—		—		—	—	—	(184)	(184)
Impacts from resolution of tax matters	(153)		—		(48)		—		—	—	—	—	(201)
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$426		$594		$1,265		$1,030		$—	$(154)	$(133)	$—	$3,028

Operating Income Margin
Reported %	17.6%		9.9%		15.9%		16.9%						13.9%
Adjusted %	16.0%		14.3%		18.5%		20.6%						16.2%